NATIONAL HOLDINGS CORPORATION

SECURITIES PURCHASE AGREEMENT

DATED AS OF

FEBRUARY 22, 2007

WITH RESPECT TO

10% NOTES AND WARRANTS

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of February 22, 2007 by and among NATIONAL HOLDINGS CORPORATION, a Delaware corporation (the “Company”) and the individuals listed on Exhibit A hereto under the heading “Purchasers” (the “Purchasers”) who become parties to this Agreement by executing and delivering a financing signature page in the form attached hereto as Exhibit B (the “Financing Signature Page”).

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, an aggregate of up to (a) $1,000,000 principal amount of the Company’s 10% Promissory Notes (the “Notes”) and (b) warrants (the “Warrants”) to purchase up to 250,000 shares of the Company’s common stock, $0.02 par value per share (the “Warrant Shares”), at an initial exercise price of $1.40 per share, pursuant to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.  Authorization; Sale of Notes and Warrants.

1.1  Authorization. The Company has duly authorized the sale and issuance, pursuant to the terms of this Agreement, of (i) the Notes and Warrants and (ii) the Warrant Shares issuable upon exercise of the Warrants.

1.2  Sale of Notes and Warrants. Subject to the terms and conditions of this Agreement, at the Closing (as defined ion Section 2.1), the Company will sell and each of the Purchasers will purchase (a) the Notes in the principal amounts set forth on Exhibit A hereto and (b) the Warrants. The terms and provisions of the Notes and Warrants are more fully set forth in the form of 10% Promissory Note, a true and correct copy of which is attached hereto as Exhibit C, and in the form of Warrant, a true and correct copy of which is attached hereto as Exhibit D, respectively. This Agreement, the Notes, the Warrants and the Registration Rights Agreement (as defined herein) are sometimes collectively referred to as the “Transaction Documents”.

2.  Purchase Price; Closing.

2.1 Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by the Purchasers to the Company to acquire the Notes and Warrants shall be up to $1,000,000.

2.2 The Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the sale and purchase of Notes and Warrants under this Agreement shall take place at the offices of Littman Krooks LLP, 655 Third Avenue, New York NY 10017 (or remotely via the exchange of documents and signatures) on the date of this Agreement (the “Closing Date”). At the Closing:

(a)  the Company shall deliver to each of the Purchasers, a Note in the amount set forth opposite such Purchaser’s name on Exhibit A attached hereto, and a Warrant exercisable for the number of Warrant Shares set forth opposite such Purchaser’s name on Exhibit A attached hereto, registered in the name of such Purchaser;

(b)  the Company shall execute and deliver the Registration Rights Agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”);

(c)  each Purchaser shall pay directly to the Company, by wire transfer of immediately available funds, the Purchase Price for the Notes and Warrants being purchased; and

(d)  in the event of an Additional Closing as described in Section 2.3 below, the Company shall have delivered to the Purchaser(s) at such Additional Closing a certificate of the Company, executed by the Chief Executive Officer of the Company, dated the Closing Date, and certifying to, among other things, the fulfillment of the conditions specified in Sections 5.1, 5.2 and 5.3 of this Agreement.

2.3 Additional Closings. Additional sales of Notes and Warrants not sold at the initial Closing may be made by the Company at one or more closings (each, an “Additional Closing”). Each Additional Closing and the initial Closing are collectively referred to as the “Closings” and the date of each Additional Closing and the initial Closing are collectively referred to as the “Closing Dates.” Each Additional Closing shall take place at the offices of Littman Krooks LLP, 655 Third Avenue, New York, NY 10017 (or remotely via the exchange of documents and signatures). The Purchasers agree that any additional persons or entities that acquire Notes and Warrants at any “Additional Closing” shall become “Purchasers” under this Agreement with all the rights and obligations attendant thereto, upon their execution of this Agreement without further action by any other Purchaser. For purposes of this Agreement, the terms “Closing” and “Closing Date”, unless otherwise indicated, refer to the applicable closing and closing date of the Initial Closing or the Additional Closing(s), as the case may be.

3.  Representations of the Company. The Company hereby represents and warrants to each Purchaser that the statements contained in this section 3 are complete and accurate as of the date of this agreement. Such representations and warranties are supplemented by the Company's filings under the pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, made prior to the date of this agreement (collectively, the "SEC Reports"), copies of which have been provided to the purchasers):

3.1  Organization and Standing. The Company and each of its subsidiaries (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of existence, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise), prospects (other than effects that are the result of general economic changes or industry-specific risks) or results of operations of the Company and its subsidiaries taken as a whole (any such material adverse effect being hereafter referred to as a "Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

3.2  Subsidiaries. Except as disclosed in the SEC Reports, the Company has no subsidiaries and does not currently own or control, directly or indirectly, any equity interest, nor has any commitment to purchase or otherwise acquire any equity interest, in any other corporation, partnership, limited liability company, association, or other business entity. Except as set forth in the SEC Reports, the Company is not a participant in any joint venture, partnership, or similar arrangement.

3.3  Capitalization. The authorized and outstanding capital stock of the Company consists of the following: (i) a total of Thirty Million (30,000,000) shares of Common Stock, of which 5,358,611 shares are issued and outstanding; and (ii) a total of Two Hundred Thousand (200,000) shares of preferred stock, $0.01 par value per share, of which 50,000 shares are designated as Series A 9% Cumulative Convertible Preferred Stock, 35,316 of which are issued and outstanding, and 20,000 are designated as Series B 10% Cumulative Convertible Preferred Stock, 10,000 of which are issued and outstanding.

3.4  Issuance of Notes and Warrants. The issuance, sale and delivery of the Notes and Warrants in accordance with this Agreement, and the issuance and delivery of the Warrant Shares underlying the Warrants have been duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Warrant Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement and the Warrants, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable.

3.5  Corporate Power; Authority for Agreement; No Conflict. The Company has all requisite legal and corporate power to execute and deliver this Agreement, to sell and issue the Notes and Warrants hereunder, to issue the Warrant Shares (upon due exercise of the Warrants), to consummate the other transactions contemplated by the terms of this Agreement and carry out and perform its obligations under the terms of this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement, and the consummation of the transactions contemplated hereunder, has been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance with their respective provisions by the Company will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, order, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, other than notice filings pursuant to applicable federal and state securities laws (each of the foregoing is hereafter referred to as a “Governmental Entity”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, other than any of the foregoing events listed in this clause (c) which do not and will not, individually or in the aggregate, have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

3.6  Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the offer, issuance, sale and delivery of the Notes and Warrants, the issuance and delivery of the Warrant Shares or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except such filings required to be made after the Closing under applicable federal and state securities laws. Based on the representations made by each of the Purchasers in Section 4 of this Agreement, the offer and sale of the Notes and Warrants to each of the Purchasers will be in material compliance with applicable federal and state securities laws.

3.7  Financial Statements. Each Purchaser has had the opportunity to review the audited financial statements of the Company for the fiscal year ended September 30, 2006 and the unaudited financial statements of the Company for the quarter ended December 31, 2006, (all such financial statements being collectively referred to herein as the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act). Except as set forth in the Financial Statements of the Company, neither the Company nor any of its subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

3.8     Use of Proceeds. The net proceeds of the sale of the Notes and the Warrants hereunder shall be used by the Company for (i) retirement of the following outstanding indebtedness: Barcombe Investments Limited ($250,000), Branscombe Investments Limited ($250,000), Shampan Lamport Financial Holdings LLC ($300,000) and Jeffrey C. Fernyhough ($50,000) and (ii) working capital and general corporate purposes.

3.9     No Material Adverse Change. Since December 31, 2006, except as identified and described in the SEC Reports, there has not been any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s December 31, 2006 Quarterly Report on Form 10-Q, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

3.10    SEC Reports. At the time of filing thereof, the SEC Reports complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.11    No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Purchasers through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any subsidiary is a party or by which the Company or a subsidiary is bound or to which any of their respective assets or properties is subject.

3.12    Tax Matters. The Company and each subsidiary has prepared and filed all tax returns required to have been filed by the Company or such subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any subsidiary nor, to the Company’s knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s knowledge, threatened against the Company or any subsidiary or any of their respective assets or property. There are no outstanding tax payments or tax sharing agreements or other such arrangements between the Company and any subsidiary or other corporation or entity.

3.13   Title to Properties. Except as disclosed in the SEC Reports, the Company and each of its subsidiaries has good and marketable title to all properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Reports, the Company and each of its subsidiaries holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

3.14   Certificates, Authorities and Permits. Except as disclosed in the SEC Filings, the Company and each of its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

3.15   Labor Matters.

(a)      The Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b)     The Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization.

3.16    Intellectual Property. All Intellectual Property of the Company and its subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and, to the Company’s knowledge, is valid and enforceable. No Intellectual Property of the Company or its subsidiaries which is necessary for the conduct of Company’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s knowledge, no such action is threatened.

3.17    Environmental Matters. Neither the Company nor any subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s knowledge, threatened investigation that might lead to such a claim.

3.18    Litigation. Except as described in the SEC Reports or on Schedule 3.18, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

3.19   Insurance Coverage. The Company and each subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

3.20   Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than the Closing Fee described in Section 5.5 hereof.

3.21    No Directed Selling Efforts or General Solicitation. Neither the Company nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the securities offered hereby.

3.22   Private Placement. Subject to the accuracy of the Purchasers’ representations in Section 4 of this Agreement, the offer and sale of the Securities to the Purchasers as contemplated hereby is exempt from the registration requirements of the 1933 Act.

3.23    Small Business Matters.

(a)      The Company acknowledges that St. Cloud Capital Partners, L.P., one of the Purchasers of the securities being offered hereby (“St. Cloud”) is a federally licensed Small Business Investment Company (“SBIC”) under the Small Business Investment Act of 1958, as amended. Company, together with its “affiliates” (as that term is defined in 13 C.F.R. Section 121.103), is a “small business concern” within the meaning of the SBIC Regulations, including 13 C.F.R. Section 121.103. After giving effect to the transactions contemplated by the Transaction Documents, Company will have 500 or fewer full-time equivalent employees. The information regarding Company and its affiliates set forth in the SBA forms Nos. 480, 652 and 1031 delivered at the Closing is accurate and complete. Copies of such forms have been completed and executed by Company and delivered to St. Cloud at the Closing together with a written statement of Company regarding its planned use of the proceeds from the transactions contemplated by the Transaction Documents. The Company does not presently engage in, and it shall not hereafter engage in, any activities, nor shall it use directly or indirectly the proceeds of the transactions contemplated by the Transaction Documents for any purpose, for which an SBIC is prohibited from providing funds by the SBIC Regulations (including 13 C.F.R. Section 107.720).

(b)     The primary business activity of Company does not involve, directly or indirectly, providing funds to others, purchasing or discounting debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and Company is not classified under Section 53 (Real Estate) of the North American Industry Classification System manual. The assets of the business of Company (the “Business”) will not be reduced or consumed, generally without replacement, as the life of the Business progresses, and the nature of the Business does not require that a stream of cash payments be made to the Business’s financing sources, on a basis associated with the continuing sale of assets.

3.24    Sarbanes Oxley Act. The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.25   Disclosure. The Transaction Documents, including the Schedules to this Agreement, as the same relate to the Company, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; it being understood that the Company has not provided the Purchasers, and the Purchasers are not relying on, any information constituting a forecast or projection.

4.  Representations of the Purchasers. Each of the Purchasers severally, and not jointly, represents and warrants to the Company as follows:

4.1  Existence and Power. Such Purchaser, if not an individual, is a corporation, partnership, limited duration company or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each non-individual Purchaser has the corporate, partnership, limited duration company or limited liability company, as the case may be, power and authority to own and operate its properties and assets, to execute and deliver this Agreement to purchase the Notes, the Warrants and, upon exercise of the Warrants, the Warrant Shares, and to carry out the provisions of this Agreement. Each non-individual Purchaser is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership, limited duration company or limited liability company, as the case may be, in such Purchaser’s jurisdictions of organization.

4.2  Authorization; No Contravention. The execution, delivery and performance by each Purchaser of this Agreement and the transactions contemplated hereby, (a) have been duly authorized by all necessary action, (b) do not contravene the terms of such Purchaser’s organizational documents, or any amendment thereof, if any, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any lien under, any material contractual obligation of such Purchaser or any requirement of law applicable to such Purchaser, and (d) do not violate any orders of any Governmental Entity against, or binding upon, such Purchaser.

4.3  Binding Effect. This Agreement and the other documents to which each Purchaser is a party have been duly executed and delivered by each Purchaser and constitute the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to granting a decree ordering specific performance or other equitable remedies.

4.4  Purchase for Own Account. The Notes and Warrants hereby acquired by each Purchaser pursuant to this Agreement are being acquired for such Purchaser’s own account, not as nominee or agent, and with no intention of distributing or reselling such securities in any transaction that would be in violation of the securities laws of the United States of America or any state, without prejudice. If such Purchaser should in the future decide to dispose of any of such Notes or Warrants or Warrant Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Each Purchaser agrees to the imprinting, so long as required by law, of legends on certificates representing all of its Notes, Warrants and Warrant Shares to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

4.5  Restricted Securities. The Purchaser understands that the Notes and Warrants are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. The Purchaser understands that the Notes and Warrants are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemption and the eligibility of the Purchaser to acquire the Notes and Warrants.

4.6  Brokers, Finder’s or Similar Fees. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.7  Accredited Investor. Each Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes or the Warrants.

4.8  Investment Experience; Acknowledgment of Risk. Each Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Purchaser understands that its investment in the Notes and the Warrants involves a significant degree of risk.

4.9  Disclosure of Information. The Purchaser has conducted its own due diligence examination of the Company’s business, financial condition, results of operations, and prospects, and has had an opportunity to receive all information related to the Company and the Notes and Warrants requested by it and to ask questions of and receive answers from the Company regarding the Company, its business, finances and operations and the terms and conditions of the offering of the Securities. Neither such inquiries nor any other due diligence investigation conducted by such Purchaser shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement.

4.10  SEC Reports. Each Purchaser acknowledges that it has had the opportunity to review the SEC Reports filed with the SEC, including the information contained in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Proxy Statement on Schedule 14A. Each Purchaser acknowledges that it has read the information in such reports, including the information under the caption “Risk Factors” contained in the SEC Reports.

4.11  No General Solicitation. Each Purchaser did not learn of the investment in the Notes and Warrants as a result of any public advertising or general solicitation.

5.  Conditions of Closing of the Purchasers. The obligations of the Purchasers to purchase their respective Notes and Warrants and transfer the Purchase Price for the Notes and Warrants being purchased at the Closing are subject to the fulfillment at or before the Closing, as applicable, of the following conditions precedent, any one or more of which may be waived in whole or in part by the Purchasers, which waiver shall be at the sole discretion of such Purchasers:

5.1  Representations and Warranties. The representations and warranties made by the Company in this Agreement are true and correct in all respects as of the date hereof, except for the representations and warranties that are expressly made as of a particular date (which shall remain true and correct as of such date).

5.2  Agreements. All agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to Closing shall have been performed or complied with by the Company prior to or at the Closing.

5.3  Registration Rights Agreement. The Company shall have executed and delivered to the Purchasers the Registration Rights Agreement.

5.4  Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in a form and substance reasonably satisfactory to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchasers or their counsel may reasonably request.

5.5 Closing Fee. The Company shall have paid a closing fee equal to $5,000 to St. Cloud Capital Partners, L.P. and $5,000 to Bedford Oaks Partners, L.P.

6.   Conditions of Closing of the Company. The Company’s obligations to sell and issue the Notes and Warrants at the Closing are subject to the fulfillment at or before the Closing of the following conditions, which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company:

6.1  Representations and Warranties. The representations and warranties made by the Purchasers in this Agreement shall have been true and correct in all respects as of the date when made and as of the Closing Date, except for the representations and warranties that are expressly made as of a particular date (which shall remain true and correct as of such date).

6.2  Agreements. All agreements, and conditions contained in this Agreement to be performed or complied with by the Purchasers prior to the Closing shall have been performed or complied with by the Company prior to or at the Closing.

6.3  Payment of Purchase Price. The Purchasers shall have tendered the aggregate Purchase Price in exchange for the Notes and Warrants being issued hereunder in accordance with Section 2.1.

7.        Covenants and Agreements of the Company.

7.1      Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the issuance of the Warrant Shares pursuant to the Transaction Documents in accordance with their respective terms.

7.2      No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Purchasers under the Transaction Documents.

7.3      Insurance. The Company shall not materially reduce the insurance coverages described in Section 3.19.

7.4      Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.5      Certain Negative Covenants. From and after the date of this Agreement and for so long as any Notes remain outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 50% of the outstanding principal face amount of the Notes, which consent shall not be unreasonably withheld or delayed, take any of the following actions:

(a)      Incur additional indebtedness, provided however that the Company may incur additional indebtedness so long as the total indebtedness of the Company after taking into account such additional indebtedness does not exceed the sum of (i) the total existing indebtedness of the Company as of the date hereof (inclusive of the indebtedness represented by the Notes) and (ii) $500,000. In addition, the foregoing restriction shall not preclude (i) additional debt that is expressly subordinated to the Note, as evidenced by a subordination agreement reasonably acceptable to the holder of the Notes and (ii) indebtedness under purchase money security interests incurred in the ordinary course of business;

(b)      Pay or authorize any dividend or make or authorize any distribution or payment upon any of its common stock equity securities;

(c)     Make loans, advances to, guarantees for the benefit of, or investments in, any person except investments made in the ordinary course of business in (A) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (B) certificates of deposit of commercial banks insured by the Federal Deposit Insurance Corporation, or (C) commercial paper with a rating of at least Prime-l according to Moody’s Investors Service, Inc., in each case having a maturity not in excess of one (1) year;

(d)      Enter into the active management or operation of any business other than the business currently conducted by Company and a similar business;

(e)      Enter into any transaction with any shareholder, officer, or employee of Company other than in the ordinary course of business which shall in the aggregate exceed twenty-five thousand dollars ($25,000) outstanding at any one time, except that Company may enter into "at-will" employment arrangements;

(f)      Enter into employment agreements not terminable at will with new or existing employees (other than employment agreements with senior management that are approved by the Board); or renew any existing employment agreements with non-senior management (except those which are terminable at will) or establish or modify equity options (unless approved by the Board), retirement allowances, pensions and remuneration of Directors (unless approved by the Board), consultants or strategic partners of Company;

(g)      Allow any officer of Company to use any assets of Company in such a manner as would violate such person’s fiduciary duties to Company or its shareholders;

(h)      Enter or consummate any off-balance sheet transactions other than operating leases;

(i)       Change the tax or accounting policies of Company, other than to comply with GAAP or existing rules of the Internal Revenue Code;

(j)       Settle claims, litigation or disputes (including tax claims or audits) involving an amount in excess of one-hundred thousand dollars ($100,000), unless approved by the Board, other than any claims to the extent covered by Company’s errors and omissions, worker’s compensation or general liability insurance;

(k)      File any petition for bankruptcy or similar action relating to Company or voluntarily dissolve or terminate Company.

8.       Survival and Indemnification.

8.1      Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement; provided, however, that the representations and warranties contained in this Agreement shall expire twelve (12) months after the Closing.

8.2      Indemnification. Subject to the provisions of Section 8.1, the Company agrees to indemnify and hold harmless each Purchaser and their respective directors, officers, employees, affiliates and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such person for all such amounts as they are incurred by such Person.

8.3     Conduct of Indemnification Proceedings. Promptly after receipt by any person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

9.     SBIC Regulatory Provisions.

(a)      Use of Proceeds-Statements and Access. At such times as St. Cloud reasonably requests, Company shall deliver to St. Cloud a written statement certified by Company’s chief financial officer describing in reasonable detail the use of the proceeds from the transactions contemplated by the Transaction Documents by Company. In addition to any other rights granted hereunder, Company shall grant St. Cloud and the SBA access to Company’s books and records for the purpose of verifying the use of such proceeds and verifying the certifications made by Company in SBA forms Nos. 480, 652 and 1031, delivered pursuant to Section 3.1.6 and for the purpose of determining whether the principal business activity of Company and its Subsidiaries continues to constitute an eligible business activity (within the meaning of the SBIC Regulations).

(b)      Use of Proceeds - Foreign Operations. The Company shall not, and shall not permit its subsidiaries to, use any proceeds from the transactions contemplated by the Transaction Documents substantially for a foreign operation, and no more than forty-nine percent (49%) of the employees or tangible assets of Company and its subsidiaries will be outside the United States (unless Company can show to the SBA’s satisfaction, that proceeds from the transactions contemplated by the Transaction Documents will be used for a specific domestic purpose).

(c)      Use of Proceeds - Public Interest. The Company shall not, and shall not permit its subsidiaries to, use any proceeds from the transactions contemplated by the Transaction Documents for any purpose contrary to public interest (including, but not limited to, activities which are in violation of law) or inconsistent with free enterprise, in each case, within the meaning of 13 C.F.R. Section 107.720

(d)     Regulatory Violation. Upon the occurrence of a Regulatory Violation or in the event that St. Cloud determines in its good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled as a holder of the Securities under any of the Transaction Documents, St. Cloud shall have the right to the extent required under the SBIC Regulations to demand the immediate repayment of the principal balance of the Note, plus all accrued interest on the applicable Note, by delivering written notice of such demand to the Company. The Company shall make such payment by a cashier’s or certified check or by wire transfer of immediately available funds to St. Cloud within thirty (30) days after the Company’s receipt of the demand notice.

(e)      Regulatory Violation Cooperation. In the event that a Purchaser believes that it has a regulatory problem with the SBIC, such Purchaser shall have the right to transfer its Notes and Warrants without regard to any restrictions on transfer set forth in this Agreement or any of the Transaction Documents other than the restrictions under applicable securities law, and the Company shall take all such actions as are reasonably requested by such Purchaser in order to effectuate and facilitate any transfer by such Purchaser of the Notes and Warrants then held by such Purchaser to any person designated by such Purchaser.

(f)       Economic Impact Information. Promptly after the end of each calendar year (but in any event prior to February 28 of each year), the Company shall deliver to St. Cloud a written assessment of the economic impact of St. Cloud’s investment in the Company, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of the Company and its subsidiaries and on taxes paid by Company and its employees.

(g)      Business Activity. For a period of one (1) year following the date hereof, neither the Company nor any of its subsidiaries will change its business activity if such change would render the Company ineligible to receive financial assistance from St. Cloud (within the meanings of 13 C.F.R. Sections 107.720 and 107.760(b)).

(h)      Compliance with Non-Discrimination Requirements. The Company shall comply at all times with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

10.   Miscellaneous.

10.1    Successors and Assigns. This Agreement, and the rights and obligations of each Purchaser hereunder, may be assigned by such Purchaser to (a) any person or entity to which Notes and Warrants are transferred by such Purchaser, or (b) to any Affiliated Party (as hereinafter defined), and, in each case, such transferee shall be deemed a “Purchaser” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement. The Company may not assign its rights under this Agreement. For purposes of this Agreement, “Affiliated Party” shall mean, with respect to any Purchaser, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Purchaser, including, without limitation, any general partner, officer or director of such Purchaser and any venture capital fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, such Purchaser.

10.2    Expenses. Each party hereto shall pay its or his own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

10.3    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.4    Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

10.5    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof).

10.6    Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, to National Holdings Corporation, 120 Broadway, 27th Floor, New York, NY 10271, Attention: Chief Executive Officer, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy to Littman Krooks LLP, 655 Third Avenue, New York, NY 10017, Attention: Mitchell C. Littman, Esq.; or

If to a Purchaser, at its address set forth on Exhibit A, or at such other address as may have been furnished in writing by such Purchaser to the other parties hereto.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

10.8    Complete Agreement. This Agreement (including its exhibits) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

10.9    Amendments and Waivers. This Agreement may not be amended or terminated without the prior written consent of the Company.

10.10  Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

10.11  Counterparts; Signatures. This Agreement may be executed in any number of counterparts (including, in the case of the Purchasers, Financing Signature Pages), each of which shall be deemed to be an original, and all of which shall constitute one and the same document. In the event that any signature (including a Financing Signature Page) is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.12  Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

10.13  Confidentiality. Each Purchaser acknowledges and agrees not to use the Confidential Information (as hereafter defined) disclosed to him by the Company for any purpose except as set forth in this Agreement. Each Purchaser will not disclose any Confidential Information to any third party except those directors, officers, employees, consultants and agents who are required to have the information in order to carry out the purpose of this Agreement. Each Purchaser also understands that certain of the Confidential Information may constitute material non-public information and that trading in the Company’s securities while in possession of Confidential Information, recommending trading in the Company’s securities based upon Confidential Information or providing Confidential Information to others who may trade in the Company’s securities could constitute a violation of federal securities laws and expose the Purchaser to civil and criminal liability. Each Purchaser specifically acknowledges that the Confidential Information is subject to the public disclosure requirements of Regulation FD promulgated under the Securities Exchange Act of 1934, as amended, and that the Company is specifically relying on each Purchaser’s execution of, and performance under, this Agreement in providing each Purchaser with the Confidential Information in compliance with Regulation FD.“Confidential Information” means any the information herein and any information, financial data, research, technical data, or know-how disclosed to the Purchaser by the Company, including, but not limited to, that which relates to services, products, plans for future products and services, clients, markets, operational methods, plans for future development, research, software, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing, financial information, know-how and other trade secrets. Confidential Information does not include information, technical data or know-how that the Purchaser can show: (i) was rightfully in the possession of the Purchaser at the time of disclosure; (ii) becomes a matter of public knowledge, not as a result of any inaction or action of the Purchaser; or (iii) was received from a third party without a duty or confidentiality.

Executed as of the date first written above.

COMPANY: NATIONAL HOLDINGS CORPORATION

By:	/s/ MARK GOLDWASSER
Mark Goldwasser Chief Executive Officer

EXHIBIT A

LIST OF PURCHASERS AND NOTES AND WARRANTS PURCHASED

Name and Address of Purchasers	Principal Amount of Notes	No. of Shares of Common Stock into which Warrants are Exercisable
Christopher C. Dewey PO Box 23 Oldwick, NJ 08858	$500,000	125,000

St. Cloud Capital Partners, L.P. 10866 Wilshire Blvd. Suite 1450 Los Angeles, CA 90024	$250,000	62,500

Bedford Oaks Partners, L.P. 100 South Bedford Road Mt. Kisco, NY 10549	$250,000	62,500

A-1

EXHIBIT B

FINANCING SIGNATURE PAGE

By execution and delivery of this signature page, the undersigned hereby agrees to become a Purchaser, as defined in that certain Securities Purchase Agreement (the “Purchase Agreement”) by and among National Holdings Corporation, a Delaware corporation (the “Company”), and the Purchasers (as defined in the Purchase Agreement), dated as of the Closing Date (as defined in the Purchase Agreement), acknowledges having read the representations in the Purchase Agreement section entitled “Representations of the Purchasers,” and hereby represents that the statements contained therein are complete and accurate with respect to the undersigned as a Purchaser. The undersigned further hereby agrees to be bound by the terms and conditions of the Purchase Agreement as a “Purchaser” thereunder and authorizes this signature page to be attached to the Purchase Agreement.

Executed, in counterpart, as of the date set forth below.

PURCHASER:

By:	St. Cloud Capital Partners, L.P.
Name of Purchaser

By:	SCGP, LLC, its General Partner

By:	/s/ MARSHALL S. GELLER

Title:	Senior Managing Member

Date:	February 22, 2007

Contact Person: Benjamin Hom
Telephone No: 310-475-2700 Ext. 106
Fax No: 310-475-0550 E-mail Address: bhom@stcloudcapital.com

B-1